EXHIBIT 10.1
[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

AMENDED AND RESTATED VARIABLE TERMS LETTER
(Master Repurchase Agreement)
Date: March 7, 2022
Angel Oak Mortgage, Inc.
Angel Oak Mortgage Fund TRS
3344 Peachtree Road NE, Suite 1725
Atlanta, GA 30326

Re:    Master Repurchase Agreement
Ladies and Gentlemen:
This Amended and Restated Variable Terms Letter (“VTL”) amends and restates that certain Variable Terms Letter dated as of June 21, 2021 and constitutes the Variable Terms Letter referred to in, and is a supplement to, that certain Master Repurchase Agreement (as amended, extended or otherwise modified, supplemented or replaced from time to time, the "Agreement") dated as of December 21, 2018 by and among Angel Oak Mortgage, Inc. (“Seller 1”) and Angel Oak Mortgage Fund TRS (“Seller 2” and together with Seller 1, each individually and collectively referred to herein as the “Seller”) and Banc of California, National Association ("Buyer") and will confirm certain terms and conditions of the purchase and sale arrangements between Seller and Buyer set forth therein. Capitalized terms are used herein (including in any exhibits and schedules hereto), unless otherwise defined herein, with the same meanings as in the Agreement.

Seller:	Angel Oak Mortgage, Inc. Angel Oak Mortgage Fund TRS
Aggregate Purchase Price Limit:	$75,000,000.00 as such amount may be temporarily increased from time to time by Buyer in its sole and absolute discretion
Purchase Contract Date:	December 21, 2018
Purchase Contract Expiration Date:	March 16, 2023 (Renewed)

Guarantor: Targeted Repurchase Date:
Shall mean Seller 1
For Eligible Non-QM Loans and Eligible Multi Family Mortgage Loans: three hundred and sixty four (364) days following the Purchase Date.

For Eligible Commercial Mortgage Loans: one hundred and twenty (120) days following the Purchase Date for loans that have not been underwritten and approved by Banc prior to submission for funding, and three hundred and sixty four (364) days following the Purchase Date for loans that have been underwritten and approved by Banc prior to submission for funding.

The Targeted Repurchase date shall not be advanced on any Purchased Mortgage Loans if the facility is not renewed on the Purchase Contract Expiration Date.

Pricing Rate:
For Eligible Non-QM Loans with a Purchase Date of March 8, 2022 and thereafter: Day 1-364, the greater of [*]% or the (Benchmark) SOFR plus [*]%; over 364 days, plus the Seasoned Spread.

For Eligible Non-QM Loans with a Purchase Date prior to March 8, 2022: Day 1-364, the greater of [*]% or One Month LIBOR Rate plus [*]%; over 364 days, plus the Seasoned Spread.

For Eligible Multi Family Mortgage Loans with a Purchase Date of March 8, 2022 and thereafter: Day 1-364: the greater of [*]% or the (Benchmark) SOFR plus [*]%; Over 364 days: the Seasoned Spread;

For Eligible Multi Family Mortgage Loans with a Purchase Date prior to March 8, 2022: Day 1-364: the greater of [*]% or One Month LIBOR plus [*]%; Over 364 days: the Seasoned Spread;

For Eligible Commercial Mortgage Loans with a Purchase Date of March 8, 2022 and thereafter: Day 1-364: the greater of [*]% or the (Benchmark) SOFR plus [*]%; Over 364 days: the Seasoned Spread;

For Eligible Commercial Mortgage Loans with a Purchase Date prior to March 8, 2022: Day 1-364: the greater of [*]% or One Month LIBOR plus [*]%; Over 364 days: the Seasoned Spread;

After the expiration of the Permissible Wet Mortgage Repurchase Facility Document Delivery Period, the interest rate will increase to the Seasoned Spread until the Mortgage Repurchase Facility Documents for such Mortgage Loan have been received by the Buyer. [1]

1    Determined as set forth in Exhibit 1

Benchmark Determination:	Please see Exhibit 1 attached hereto which is incorporated herein by reference in its entirety.
Seasoned Spread: Principal Curtailment Payment:
[*] percent ([*]%) over the Pricing Rate
On the day after the Targeted Repurchase Date, an amount equal to one hundred percent (100%) of the remaining unpaid Purchase Price for such Purchased Repo Assets not repurchased.

Interest and/or Principal Payments (the “Payment Date”): Purchase Request Delivery Deadline:
Shall be paid on the twenty third (23rd) calendar day of each month; provided, that if such day is not a Business Day, on the next Business Day.
No later than 1:00 p.m. (Pacific Standard Time) on the proposed Purchase Date for the related Transaction.

Repurchase Request Deadline:	No later than 4:00 p.m. (Pacific Standard Time) on the Business Day preceding the proposed Repurchase Date.
Payment Deadline: Allocations: Other Applicable Sublimits Wet Mortgage Loan Limit: Permissible Wet Mortgage Repurchase Facility Document Delivery Period:
All payments to be received by 2:30 p.m. (Pacific Standard Time) on the date such payment is due.
Eligible Non-QM Loans have a sublimit of 100%

Eligible Multi Family Mortgage Loans have a sublimit of 50%

Eligible Commercial Mortgage Loans have a sublimit of 25%

See Annex I attached hereto.
$[*]or [*]% of the Aggregate Purchase Price Limit.

With respect to any Wet Mortgage Loan, the third (3rd) Business Day after the Purchase Date for such Mortgage Loan.

Maximum Original Principal Amount:	As permitted by Approved Seller underwriting guidelines.
Maximum Loan-To-Value Ratio:	As permitted by Approved Seller underwriting guidelines.

Minimum FICO Score of Obligor:	As permitted by Approved Seller underwriting guidelines.
Geographic Location of Property:	Nationwide
Purchase Price:
For Eligible Non-QM Loans, the lesser of (i) [*] percent ([*]%) of the original principal amount of the promissory note for the Mortgage Loan or (ii[*] ([*]%) of the amount of the Take-Out Commitment.
For Eligible Multi-Family Loans, the lesser of (i) [*] percent ([*]%) of the original principal amount of the promissory note for the Mortgage Loan, or (ii) $[*].
For Eligible Commercial Industrial Loans, Eligible Commercial Retail Loans and Eligible Commercial Office Loans, the lesser of (i) [*] percent ([*]%) of the original principal amount of the promissory note for the Mortgage Loan, or (ii) $[*].

Required Fees
Seller hereby agrees to pay Buyer the following fees ("Required Fees"):
1.Non-utilization Fee: Commencing on the fourth month after the Purchase Contract Date, and calculated on and as of the first Business Day of the first calendar month following delivery of written notice by Buyer to Seller, and payable within 15 Business Days from the last Business Day of any calendar month in which the average daily dollar amount of the Purchase Price for Purchased Repo Assets owned by Buyer during such calendar month is less than fifty percent (50%) of the average daily Aggregate Purchase Price Limit during such month, a non-usage fee calculated as follows: [*] percent ([*]%) per annum of the amount by which the average daily Aggregate Purchase Price Limit during such month exceeds the average daily dollar amount of the Purchase Price for Purchased Repo Assets owned by Buyer during such month.
This Non-utilization fee is waived for any month in which Seller and/or its affiliates cumulatively maintain average daily deposits of $[*] or more at Buyer.
2.Supplemental Fees. Such additional supplemental fees as set forth on Annex I attached hereto, such supplemental fees to be payable upon demand by Buyer.

Expenses Permitted Distributions
Seller hereby agrees to pay all reasonable third party expenses incurred by Buyer, including outside counsel expenses.
Dividend distributions are permissible so long as Seller 1 shall be in compliance with all covenants immediately prior to and immediately after such distributions and there shall not exist any Event of Default immediately before or after such distribution or repayment.

Minimum Required Tangible Net Worth of Seller 1
$40MM consolidated (with a maximum of $10MM in undrawn capital) At any date, $40,000,000.00
Tangible Net Worth” shall mean with respect to a
Person at any date, the sum of:
(a)The total assets set forth on the consolidated balance sheet of such Person, prepared in accordance with GAAP including (1) the sum of: (i) the par or stated value of all outstanding common stock, (iii) paid-in capital, and (iv) retained earnings; less (2) the sum of: (i) 50% of the value of MSRs, (ii) goodwill, including any amounts (however designated on such balance sheet) representing the cost of acquisitions or Subsidiaries in excess of underlying tangible assets, together with costs allocated to the purchase or origination of such Person’s servicing portfolio or any part thereof, (ii) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease, and deferred charges (including, but not limited to unamortized debt discount and expense, and organizational expenses) and (iii) loans to, or investments in, affiliates, officers or employees;
(b)Plus committed and undrawn capital up to the maximum set forth above;
Less, the total liabilities of the Person.

Minimum Required Liquidity of Seller 1	$5,000,000.00, unrestricted.
Profitability of Seller 1	Seller 1 must attain positive net income, determined in accordance with GAAP, as of the last day of each calendar quarter, commencing with the quarter ending December 31, 2021, for the prior four (4) consecutive fiscal quarters then ending, of not less than $1.00.
Maximum Permitted Leverage Ratio of Seller 1	Seller 1 will not at any time permit the ratio of Seller 1’s Total Liabilities to its consolidated Tangible Net Worth to exceed 10.00:1.00.
Change of Control	For purposes of the Repurchase Facility Documents the term "Change of Control" shall mean if Seller 1 together shall cease to own, directly or indirectly, less than fifty percent (50%) of the outstanding capital stock or other equity interests of Seller 2 or if the holder(s) of such outstanding capital stock or other equity interests shall cease to have the power to elect the board of directors of Seller or shall cease to have the power to direct the management of Seller's day to day affairs.
Change of Management	For purposes of the Repurchase Facility Documents the term "Change of Management" shall mean if Brandon Filson shall, for whatever reason, cease to be actively involved in the day to day management of Seller.

Loan Conditions / Covenants (notwithstanding Repurchase Agreement)
1.    Seller 1 must provide a signed copy of annual Seller 1 tax returns, to be submitted within 30 days after filing, or in case of extensions (copies also to be provided), no later than 6 months after first filing due date or upon the reasonable request by the Buyer.
2.    Seller 1 must provide annual CPA audited financial statements within 120 days of fiscal year end.
3.    Seller 1 must provide quarterly company prepared financial statements within 45 days of quarter end.
4.    Seller must provide a copy of company prepared monthly funding report within 10 Business Days following Buyer’s request therefor.
5.    Seller must provide a copy of monthly loan statements from Warehouse Lenders within 10 Business Days following Buyer’s request therefor.
6.    Seller 1 to provide a Quarterly Compliance Certificate certifying compliance with all covenants and good standing with state and federal regulatory agencies.
7.    Seller to advise the Buyer of any current or pending litigation or legal action in which the potential financial liability to the Seller exceeds $500,000.
8.    Seller to provide notification to the Buyer of any new credit facilities obtained within 30 days of execution of the respective loan documents.
9.    Seller is to provide Written Notification to the Buyer if there is repurchase or indemnification from any investor or investors which aggregates to $5,000,000 or more in a calendar year beginning January 1st. Written Notification is to be provided within 15 days of Seller receiving such notice of recourse.
10. Cross-default with respect to any default under the terms, conditions and covenants of any other warehouse credit facility or other indebtedness in excess of $5,000,000 of the Seller.
11. All net proceeds shall be routed through a designated control account maintained at the Buyer whereby such funds shall be used to either pay down outstanding loans or disbursed to the Seller’s deposit account at the reasonable discretion of the Buyer.

Authorized Representatives	See Schedule A.
Statement Date Interim Date	December 31, 2020 September 31, 2021
Addresses for Purpose of Notice:
Seller: Angel Oak Mortgage, Inc.
Angel Oak Mortgage Fund TRS
3344 Peachtree Road NE, Suite 1725 Atlanta, GA 30326
Buyer: Banc of California, N.A.
Warehouse Lending Division
3 MacArthur Place
Santa Ana, CA 92707
Attention: Zoila Price

Chief Place of Business:	3344 Peachtree Road, NE, Suite 1725 Atlanta, GA 30326
Additional Requirements:	The following additional requirements shall apply: N/A
Sellers Jointly and Severally Liable:	Notwithstanding anything herein or in Repurchase Facility Documents to the contrary, Seller 1 and Seller 2 are, jointly and severally, liable with respect to any covenants, Secured Obligations or agreements made by either Seller 1 or Seller 2 pursuant to any Repurchase Facility Documents.

Please indicate your agreement with the terms set forth herein by executing and returning to Buyer the enclosed copy of this Amended Variable Terms Letter.
Very truly yours,
Banc of California, National Association, as “Buyer”
By: /s/ Zoila Price
Name: Zoila Price
Title: EVP, Managing Director, Warehouse Lending

ACCEPTED as of this 7th day of March 2022
Angel Oak Mortgage, Inc. as “Seller”

By: /s/ Brandon Filson
Name:    Brandon Filson
Title:    Chief Financial Officer

Angel Oak Mortgage Fund TRS as “Seller”

By: /s/ Ashish Negandhi
Name:    Ashish Negandhi
Title:    Vice President

Attachments:    Exhibit 1:        Benchmark Determination
Annex I:         Supplemental Fees Schedule A:         Authorized Representatives

Exhibit 1
BENCHMARK DETERMINATION
Initial Benchmark. The initial Benchmark is Term SOFR, determined in accordance with this Exhibit 1. This Exhibit 1 also provides a mechanism for determining a Benchmark Replacement, if necessary. The Buyer will notify Seller as required by this Exhibit 1. However, the Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the Benchmark or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any Benchmark Replacement or Benchmark Replacement Conforming Changes implemented pursuant to this Exhibit 1, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, Term SOFR or have the same volume or liquidity as did Term SOFR prior to its discontinuance or unavailability).
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Facility Document, upon the occurrence of a Benchmark Transition Event, the Buyer and the Seller may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Buyer has posted such proposed amendment to the Seller. No replacement of a Benchmark with a Benchmark Replacement pursuant to this paragraph (b) will occur prior to the applicable Benchmark Transition Start Date.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to any Repurchase Facility Document.
Notices; Standards for Decisions and Determinations. The Buyer will promptly notify the Seller of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Buyer will promptly notify the Seller of the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e). Any determination, decision or election that may be made by the Buyer pursuant to this this Exhibit 1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Repurchase Facility Document, except, in each case, as expressly required pursuant to this Exhibit 1.
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Repurchase Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Buyer in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the

Buyer may modify any provisions or definitions in this Exhibit 1 at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Buyer may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
Definitions for purposes of this Exhibit 1 are:
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Exhibit 1.
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Buyer giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Buyer giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Buyer in a manner substantially consistent with market practice (or, if the Buyer decides that adoption of any portion of such market practice is not administratively feasible or if the Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Repurchase Facility Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all available tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the [90th] day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than [90] days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Repurchase Facility Document in accordance with this Exhibit 1 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Repurchase Facility Document in accordance with this Exhibit 1.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR” means the Term SOFR Reference Rate on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day[; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor].
“Term SOFR Administrator” means the [CME Group Benchmark Administration Limited (CBA)] (or a successor administrator of the Term SOFR selected by the Buyer in its reasonable discretion).

“Term SOFR Reference Rate” means the thirty-day average Secured Overnight Financing Rate per annum, as determined by the Term SOFR Administrator.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Annex I
SCHEDULE OF SUPPLEMENTAL FEES
Administrative Costs:
All usual and customary cost and expense incurred by the Buyer, in connection with processing, administering and settling of mortgage loans, currently including, without limitation:
1.    Processing Fee $[*] on each file.

Schedule A
AUTHORIZED REPRESENTATIVES
The following individuals are authorized by Seller to request funding from Banc of California, National Association on behalf of Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS:
__________________________________
__________________________________
__________________________________

The following individuals are authorized by Angel Oak Mortgage, Inc. to request withdrawals and deposits of monies from Banc of California, National Association accounts on behalf of Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS

__________________________________
__________________________________
__________________________________

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